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                                                                    Exhibit 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Brenton Banks, Inc.:

We consent to the incorporation by reference in the proxy statement-prospectus included in this Amendment No. 1 to registration statement on Form S-4, of Wells Fargo & Company related to the acquisition of Brenton Banks, Inc. and Brenton Bank of our report dated January 28, 2000, with respect to the consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows, changes in common stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus.


/s/ KPMG LLP

Des Moines, Iowa
October 17, 2000